ICON Health & Fitness Reports Financial Results For The Fourth Fiscal Quarter
      2003 Ended May 31, 2003 and the Fiscal Year ended May 31, 2003


Logan, Utah - August 29, 2003 - ICON Health & Fitness, Inc. ("ICON" or the "Company") today reported its results of operations for the fiscal quarter and fiscal year ending May 31, 2003.

For the three-month period ended May 31, 2003, ICON reported net sales of $204.6 million, compared to $176.6 million for the three-month period ended May 31, 2002, which represents a $28.0 million, or a 15.9% increase over the prior-year period. For the year ended May 31, 2003, ICON reported net sales of $1,011.5 million, compared to $871.4 million for the year ended May 31, 2002, which represents a $140.1 million, or a 16.1% increase over the prior-year period. The increase in sales was primarily driven by increased customer demand for the Company's exercise equipment.

Net loss for the three-month period ended May 31, 2003 was $3.9 million, compared to a net loss of $9.7 million for the three-month period ended May 31, 2002. Net loss before taxes for the three-month period ended May 31, 2003 was $4.1 million, compared to net loss before taxes of $14.1 million for the three-month period ended May 31, 2002. Benefit for taxes for the three-month period ended May 31, 2003 was $0.2 million compared a benefit of $4.4 million in the three-month period ended May 31, 2002.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through February. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, ICON builds product inventory to prepare for the heavy demand anticipated during the upcoming peak season. This operating strategy helps ICON to realize the efficiencies of a steady pace of year-round production.

Net income for the year ended May 31, 2003 was $26.7 million, compared to net income of $19.4 million for the corresponding period ended May 31, 2002. This increase in net income was primarily driven by increased customer demand for the Company's exercise equipment.

The Company has established earnings before net interest expense, income taxes, depreciation and amortization ("EBITDA") as an indicator of operating performance and as a measure of cash generating ability. EBITDA for the three-month period ended May 31, 2003 was $8.3 million, or 4.1% of net sales, compared to ($1.6) million, or (0.9%) of net sales for the three-month period ended May 31, 2002, a $9.9 million increase over the prior period. EBITDA for the year ended May 31, 2003 was $89.8 million, or 8.9% of net sales, compared to $68.3 million, or 7.8% of net sales, a $21.5 million increase over the prior-year period. This increase resulted primarily from increased customer demand for the Company's products. Management considers EBITDA to be one measure of the cash flows from operations of the Company before debt service that provides a relevant basis for comparison, and EBITDA is presented to assist investors in analyzing the performance of the Company. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of the overall financial performance of the Company. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The Company's earnings and EBITDA for the fiscal year ended May 31, 2003 were negatively impacted by an additional bad debt provision of $9.1 million related to the pre-bankruptcy receivables of Kmart.

The following table reconciles net income (loss) to EBITDA for the fourth quarter and the fiscal year ended May 31, 2003:

                                Fourth quarter       Fiscal year
                                --------------       -----------

     2003

     Net income (loss)               $(3.9)             $26.7
     Add back:
       Depreciation and amortization   6.0               19.2
       Provision for income tax       (0.2)              17.6
       Interest expense                5.9               25.1
       Amortization of deferred
         financing fees                0.5                1.2
                                     ------             -----
     EBITDA                          $ 8.3              $89.8
                                     =====              =====

     2002

     Net income (loss)               $(9.7)             $19.4
     Add back:
       Depreciation and amortization   5.5               19.2
       Provision for income tax       (4.4)               0.4
       Interest expense                6.6               26.2
       Amortization of deferred
         financing fees                0.4                3.1
                                     ------             -----
     EBITDA                          $(1.6)             $68.3
                                     ======             =====

Total assets for the fiscal years ended May 31, 2003 and 2002 were $465.1 million and $423.2 million, respectively. This increase resulted primarily from an increase in accounts receivable and inventory. The increase in accounts receivable was due partially to increased direct response receivables, and the increase in inventories was due primarily to building inventory levels to meet anticipated sales levels as a result of increased sales. Net debt (current portion of long-term debt plus long-term debt less cash) as of May 31, 2003 and May 31, 2002 was $239.6 million and $251.2 million, respectively. The decreased debt resulted from cash received in operations. Capital expenditures for the fiscal year ended May 31, 2003 were $17.0 million versus the prior year's comparable period capital expenditures of $11.6 million.

ICON Health & Fitness, Inc. will hold a conference call with investors on Wednesday, September 3, 2003; at 4:30 p.m. EST to discuss its financial results for the fourth quarter of fiscal 2003 filed on Form 10-K with the Securities and Exchange Commission on August 29, 2003. The Form 10-K can be accessed at www.sec.gov. ICON Chairman and CEO, Scott Watterson, President and COO, Gary Stevenson and CFO, Fred Beck, will co-host the call.

To participate by phone, please dial 888-469-0489. Callers should ask to be connected to the "ICON earnings" conference call.

ICON Health & Fitness, Inc. is the world's largest manufacturer and marketer of fitness equipment. The company is headquartered in Logan, Utah and has more than 4,500 employees worldwide. ICON develops, manufactures and markets fitness equipment under the following company-owned brand names: NordicTrack, ProForm, HealthRider, Weslo, Weider, IMAGE and Free Motion, as well as Reebok and Gold's Gym under license.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in ICON's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and ICON undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com